Exhibit T3A.114

            State of Delaware

         Secretary of State

    Division or Corporations

Delivered 05:17 PM 08/23/2010

    FILED 05:15 PM 08/23/2010

SRV 100851052 - 4863382 FILE

CERTIFICATE OF FORMATION

OF

DUNITE ACQUISITIONS, LLC

A LIMITED LIABILITY COMPANY

Pursuant to Section 18-201:

FIRST:	The name of the limited liability company is:
DUNITE ACQUISITIONS, LLC

SECOND:	Its registered office in the State of Delaware is to be located at: 1220 N. Market St., Ste 806, Wilmington, DE 19801, County of New Castle and its registered agent at such address is: BlumbergExcelsior Corporate Services, Inc.

THIRD:	The duration of the limited liability company is perpetual.

IN WITNESS WHEREOF, the undersigned, being the individual forming the limited liability company, has executed, signed and acknowledged this Certificate of Formation this 23rd day of August, 2010

Jose Mojica
Jose Mojica Authorized Person